Exhibit 10h(i)

INCENTIVE STOCK OPTION AGREEMENT
(Under the Kaman Corporation
2003 Stock Incentive Plan)

THIS AGREEMENT, made and entered into as of the ___ day of _________, 20___ by and between KAMAN CORPORATION, a Connecticut corporation, with its principal office in Bloomfield, Connecticut (the "Corporation"), and ___________ (the "Optionee");

W I T N E S S E T H :

WHEREAS, the Optionee is now a full-time salaried employee of the Corporation or a subsidiary thereof, the term "subsidiary" being used herein as defined in the Corporation's 2003 Stock Incentive Plan (the "Plan"); and

WHEREAS, the Corporation desires to give the Optionee an opportunity to acquire shares of the Class A Common Stock of the Corporation (the "Stock" or "shares") pursuant to the Plan in consideration of and on the terms and conditions stated in this Agreement;

NOW, THEREFORE, in consideration of the premises, and of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

1. GRANT OF OPTION. Subject to the terms and conditions set forth in this Agreement, the Corporation grants to the Optionee, effective the day and year first above written (hereinafter called the "date of grant"), the right and option (hereinafter called the "option"), exercisable during the period commencing on the date of grant and ending ten (10) years after the date of grant, to purchase from the Corporation from time to time, up to but not exceeding in the aggregate _______ shares of the Stock to be issued upon the exercise hereof, fully paid and non-assessable; provided that the exercise of the option is restricted as set forth in Section 2 of this Agreement.

2.   TERMS AND CONDITIONS OF OPTION. The following terms and
conditions shall apply to the option:
 (a) Option Price. The purchase price of each share subject to the option shall be $_____ being 100% of the fair market value of the shares subject to the option on the date of grant.
(b) Type of Option. The option is an incentive stock option meeting the requirements of such options as defined in Section 422 of the Internal Revenue Code of 1986, as amended.
(c) Period of Option. The option granted under the Plan shall have a term of ten (10) years from the date on which it is granted; provided that the option or the unexercised portion thereof (to the extent exercisable on the date of termination of employment) shall terminate at the close of business on the day three (3) months following the date on which the Optionee ceases to be employed by the Corporation or a subsidiary, unless the option shall have already expired by its terms, except as provided under subsection (f) of this section in the event of the death or disability of the Optionee.
(d) Exercise of Option. The option granted under the Plan shall be exercisable with respect to not more than ______ percent (___%) of the shares subject thereto after the expiration of one (1) year following the date of grant, and shall be exercisable as to an additional _______ percent (___%) of such shares after the expiration of each of the succeeding ________ (___) years, on a cumulative basis, so that the option, or any unexercised portion thereof, shall be fully exercisable after a period of ________ (___) years from the date of grant, provided that any portion of the option which remains unexercisable shall become exercisable in the event of a Change in Control, as defined and subject to the conditions set forth in the Plan. Except as provided in subsection (f) of this section, the Optionee may not exercise the option or any part thereof unless at the time of such exercise the Optionee shall be employed by the Corporation or a subsidiary and shall have been so employed continuously since the date of grant, excepting leaves of absence approved by the Committee, as defined in the Plan; provided, however, that an Optionee may exercise the option during the three (3) month period following such continuous employment unless such option shall have already expired by its terms. The option shall be exercised in the manner set forth in Section 3 of this Agreement by serving written notice of exercise on the Corporation accompanied by full payment of the purchase price in cash. Any obligation of the Corporation to accept such payment and issue the shares as to which such option is being exercised shall be conditioned upon the Corporation's ability at nominal expense to issue such shares in compliance with all applicable statutes, rules or regulations of any governmental authority. The Corporation may secure from the Optionee any assurances or agreements that the Committee, in its sole discretion, shall deem necessary or advisable in order that the issuance of such shares shall comply with any such statutes, rules or regulations.

(e) Nontransferability. The option shall not be transferable by the Optionee otherwise than by will or by the laws of descent and distribution, and the option shall be exercisable, during the Optionee’s lifetime, only by the Optionee.
(f) Death or Disability of Optionee. In the event of the death or disability of the Optionee while in the employ of the Corporation or a subsidiary, the option may be exercised within the period of one (1) year succeeding death or disability to the extent otherwise exercisable at the time of exercise, but in no event later than ten (10) years from the date the option was granted. In the event of the death of the Optionee, the option may be so exercised by the person or persons designated in the Optionee's will for that purpose. If no such person or persons are so designated or if the Optionee dies intestate, then the option may be exercised within said period by the legal representative or representatives of the Optionee's estate. In the event that the Optionee is disabled, the term "disabled", meaning permanent and total disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, while in the employ of the Corporation or a subsidiary, the option may be exercised within said period either by the Optionee or by his representative, as the case may be.
(g) Stockholder Rights. The Optionee shall not be entitled to any rights as a stockholder with respect to any shares subject to the option prior to the date of issuance to the Optionee of a stock certificate representing such shares.
h) Disqualifying Dispositions. Optionee shall promptly notify the Corporation in the event of a disqualifying disposition (within the meaning of the Internal Revenue Code of 1986, as amended) of any shares acquired pursuant to this Agreement and provide the Corporation with all relevant information related thereto.

3. MANNER OF EXERCISE OF OPTION. The option shall be exercised by delivering to the Chief Financial Officer of the Corporation from time to time a signed statement of exercise specifying the number of shares to be purchased, together with cash or a check to the order of the Corporation for an amount equal to the purchase price of such shares. In the discretion of the Committee, payment in full or in part may also be made by delivery of (i) irrevocable instructions to a broker to deliver promptly to the Corporation the amount of sale or loan proceeds to pay the exercise price, or (ii) previously owned shares of Stock not then subject to restrictions under any Corporation plan (but which may include shares the disposition of which con-stitutes a disqualifying disposition for purposes of obtaining incentive stock option treatment for federal tax purposes), or (iii) shares of Stock otherwise receivable upon the exercise of such option (which will constitute a disqualifying disposition of such shares for federal tax purposes). The issuance of optioned shares shall be conditioned on the Optionee having either (i) paid, or (ii) made provisions satisfactory to the Committee for the payment of, all applicable tax withholding obligations, if any.

Within twenty (20) days after such exercise of the option in whole or in part, the Corporation shall deliver to the Optionee, at the principal office of the Corporation, certificates for the number of shares with respect to which the option shall be so exercised, issued in the Optionee's name, provided that, if the stock transfer books of the Corporation are closed for the whole or any part of said twenty (20) day period, then such period shall be extended accordingly. Each purchase of Stock hereunder shall be a separate and divisible transaction and a completed contract in and of itself.

4. STOCK RESERVATIONS. The Corporation shall at all times during the term of this Agreement reserve and keep available such number of shares of its Stock as will be sufficient to satisfy the requirements of this Agreement, and shall pay all original issue taxes, if any, on the exercise of the option, and all other fees and expenses necessarily incurred by the Corporation in connection therewith.

5. TERMINATION OF OPTION. If the Optionee shall no longer be a full-time salaried employee of the Corporation or a subsidiary, Optionee’s employment being terminated for any reason whatsoever other than death or disability, any unexercised portion of the option shall terminate at the close of business on the day three (3) months following the date of the termination of Optionee’s employment, unless such option shall have already expired by its terms. This option shall be exercisable, if at all, during such three (3) month period only to the extent exercisable on the date of termination of employment. For purposes of this option, a transfer of the employment of Optionee from the Corporation to a subsidiary, or vice versa, or from one subsidiary to another subsidiary, shall not be deemed a termination of employment.

6. EFFECT ON CHANGES IN CAPITAL STRUCTURE. The existence of the option shall not affect in any way the right or power of the Corporation or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Corporation's capital structure or its business, or any merger or consolidation of the Corporation, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Stock or the rights thereof, or the dissolution or liquidation of the Corporation, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceedings, whether of a similar character or otherwise.

7. DILUTION OR OTHER ADJUSTMENTS. In the event that prior to delivery by the Corporation of all the shares of Stock subject to the option, the Corporation shall have effected one or more stock splits, stock dividends, mergers, reorganizations, consolidations, combinations or exchanges of shares, recapitalizations or similar capital adjustments, the Board of Directors of the Corporation shall equitably adjust the number, kind and option price of the shares remaining subject to the option in order to avoid dilution or enlargement of option rights.

8. COMPLIANCE WITH LAWS. Notwithstanding any of the provisions hereof, the Optionee agrees for himself/herself and his/her legal representatives, legatees and distributees that the option shall not be exercisable, and that the Corporation shall not be obligated to issue any shares hereunder, if the exercise of said option or the issuance of such shares shall constitute a violation by the option holder or the Corporation of any provision of any law or regulation of any governmental authority.

9. NOTICES. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices or communications to the Corporation shall be mailed to or delivered to the Chief Financial Officer at the principal office of the Corporation, and all notices by the Corporation to the Optionee may be given to the Optionee personally or by mail, facsimile or electronic mail to the Optionee at the Optionee’s place of employment with the Corporation or a subsidiary or the last designated address for the Optionee on the employment records of the Corporation.

10. ADMINISTRATION AND INTERPRETATION. The administration of the option shall be subject to such rules and regulations as the Committee deems necessary or advisable for the administration of the Plan. The determination or the interpretation and construction of any provision of the option by the Committee shall be final and conclusive upon all concerned, unless otherwise determined by the Board of Directors of the Corporation. The option shall at all times be interpreted and applied in a manner consistent with the provisions of the Plan, and in the event of any inconsistency between the terms of the option and the terms of the Plan, the terms of the Plan shall control, the terms of the Plan being incorporated herein by reference.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

KAMAN CORPORATION

By
Its

,Optionee